Exhibit 4.1

PACKAGING CORPORATION OF AMERICA

OFFICERS’ CERTIFICATE

November 30, 2023

Pursuant to the authority granted by the Board of Directors of Packaging Corporation of America (the “Company”) in its Resolutions of the Board of Directors of the Company, dated November 17, 2023, and pursuant to Section 301 of the Indenture, dated as of July 21, 2003 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), there is hereby created a new series of Securities with the terms set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Indenture.

(a) The Securities shall be designated as the “5.700% Senior Notes due 2033” (the “Notes”).

(b) The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture is initially limited to U.S. $400,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 905 or 1107 of the Indenture. However, the Notes may be reopened by the Company for the issuance of additional Notes, so long as any such additional Notes have the same form and terms (other than the date of issuance and, under certain circumstances, the issue price and the date from which interest thereon will begin to accrue), and carry the same right to receive accrued and unpaid interest, as the Notes theretofore issued; provided, however, that notwithstanding the foregoing, the Notes may not be reopened if the Company has effected satisfaction and discharge with respect to the Notes pursuant to Section 401 of the Indenture or defeasance or covenant defeasance with respect to the Notes pursuant to Section 402 of the Indenture; and provided, further, that no additional Notes may be issued at a price that would cause such additional Notes to have “original issue discount” within the meaning of Section 1273 of the U.S. Internal Revenue Code of 1986, as amended.

(c) The Notes shall be issuable only as Registered Securities without Coupons. The Registered Securities are not exchangeable for Bearer Securities.

(d) The Notes shall be issued in the form of one or more permanent global Notes, the initial Depository for the global Notes shall be The Depository Trust Company and the depository arrangements shall be those employed by whosoever shall be the Depository with respect to the global Notes from time to time. Interests in global Notes may only be exchanged for definitive certificated Notes as provided in Section 305 of the Indenture and in accordance with the procedures of The Depository Trust Company. Any endorsement of any global Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee, and the Trustee shall be entitled to make endorsements on any global Note or on its books and records reflecting any increases or decreases in the principal amount of Notes evidenced thereby, and the Persons entitled to give instructions and to take other actions with respect to any global Notes as contemplated by the first paragraph of Section 203 of the Indenture shall be the Trustee and the Depository.

(e) The Stated Maturity of the Notes on which the principal thereof is due and payable shall be December 1, 2033.

(f) The principal of the Notes shall bear interest at the rate of 5.700% per annum, from and including November 30, 2023, or from and including the most recent date to which interest has been paid or duly provided for, to, but not including, the applicable Interest Payment Date or Maturity, as the case may be. Interest shall be payable semi-annually in arrears on June 1 and December 1 (each, an “Interest Payment Date”) of each year, beginning on June 1, 2024, to the Persons in whose names the Notes (or one or more Predecessor Securities of such series) are registered at the close of business on May 15 and November 15, as applicable, prior to such Interest Payment Date (each, a “Regular Record Date”), regardless of whether such Regular Record Date is a Business Day. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(g) The Borough of Manhattan, The City of New York, is hereby designated as a Place of Payment; and the Company hereby appoints the Trustee, acting through its Corporate Trust Office in the Borough of Manhattan, The City of New York designated from time to time for such purpose, as the Company’s agent for the purposes specified in Section 1002 of the Indenture; provided, however, that, subject to Section 1002 of the Indenture, the Company may at any time remove the Trustee as its Office or Agency in the Borough of Manhattan, The City of New York designated for such purposes and may from time to time designate one or more other Offices or Agencies for such purposes and may from time to time rescind such designations, so long as the Company shall at all times maintain an Office or Agency for such purposes in the Borough of Manhattan, The City of New York.

(h) The Notes shall be redeemable on the terms and subject to the conditions set forth in the form of Note attached hereto as Exhibit A and in the Indenture.

(i) The Company shall be required to offer to repurchase the Notes on the terms and subject to the conditions set forth in the form of Note attached hereto as Exhibit A and in the Indenture; provided that nothing in this Certificate shall limit the right of the Trustee or the Holders of the Notes to declare the principal of, and accrued and unpaid interest on, the Notes to be immediately due and payable as provided in Article Five of the Indenture. The Notes shall not be subject to a sinking fund or analogous provision.

(j) The Notes shall be issuable in denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.

(k) The Notes shall not be convertible into or exchangeable for other securities.

(l) Upon declaration of acceleration of the Notes’ Maturity pursuant to Section 502 of the Indenture, the principal amount of the Notes and any accrued and unpaid interest thereon shall be due and payable.

(m) The principal of, premium, if any, and interest on the Notes shall be payable in U.S. Dollars.

(n) The amount of payments of principal of and interest on the Notes shall not be determined with reference to an index or formula or other method or methods other than as set forth in the form of Note attached hereto as Exhibit A.

(o) The Notes and the Holders thereof shall have the benefit of the additional covenants set forth in the form of Note attached hereto as Exhibit A, and Section 1010 of the Indenture shall not be applicable with respect to any such additional covenants.

(p) The Notes shall be subject to satisfaction and discharge pursuant to Section 401 of the Indenture and shall be subject to defeasance and covenant defeasance pursuant to Sections 402(2) and 402(3), respectively, of the Indenture, provided that (i) the Company may effect satisfaction and discharge pursuant to Section 401 of the Indenture and defeasance and covenant defeasance pursuant to Sections 402(2) and 402(3), respectively, of the Indenture only with respect to all (and not less than all) of the Outstanding Notes, as the case may be, and (ii) the only covenants which, for purposes of the Notes, shall be subject to covenant defeasance are the covenants set forth in clause (ii) of Section 1007 of the Indenture and Sections 1005, 1006, 1008 and 1009 of the Indenture.

(q) The Notes shall not be issued upon the exercise of any warrants.

(r) The global Notes shall be issued in book-entry form.

(s) The Company will not pay Additional Amounts on the Notes. To the extent that any provision of the Indenture or the Notes provides for the payment of interest on overdue principal of, or premium, if any, or interest on the Notes, then, to the extent permitted by law, interest on such overdue principal, premium, if any, and interest shall accrue at the rate of interest borne by the Notes, and, anything in the Indenture to the contrary notwithstanding, in the case of any requirement in the Indenture that the Company pay (or that the Trustee distribute) interest on overdue principal of, or premium, if any, or interest on the Notes, such payment or distribution shall only be required to the extent it is permitted by applicable law.

(t) Anything in the Indenture or the Notes to the contrary notwithstanding, payments of principal of and premium, if any, and interest on global Notes shall be made in accordance with the procedures of the Depository as in effect from time to time, which procedures currently require that such payments be made by wire transfer of immediately available funds.

(u) As used in the Indenture with respect to the Notes and in the certificates evidencing the Notes, all references to “premium” on the Notes shall mean any amounts (other than accrued interest) payable upon redemption of the Notes in excess of 100% of the principal amount of the Notes.

(v) The Notes shall have such additional terms and provisions as are set forth in the form of Note attached hereto as Exhibit A and shall be in substantially such form.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the date first above written.

PACKAGING CORPORATION OF AMERICA

By:	/s/ Pamela A. Barnes
	Name:	Pamela A. Barnes
	Title:	Senior Vice President —Finance and Controller

By:	/s/ Kent A. Pflederer
	Name:	Kent A. Pflederer
	Title:	Senior Vice President, General Counsel and Secretary